DURHAM, EVANS, JONES & PINEGAR, P.C.
                       50 South Main Street, Suite 850
                         Salt Lake City, Utah  84144

                                April 25, 1997


fonix corporation
1225 Eagle Gate Tower
60 East South Temple Street
Salt Lake City, Utah  84111

     Re: Registration Statement on Form S-8 relating to fonix corporation Consultant Compensation Contract (the "Contract")

Dear Sirs:

     We have acted as counsel for fonix corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 5,000 shares of the Company's Common Stock, par value $.0001 per share, and up to 250,000 shares of Common Stock to be issued upon the exercise of warrants (collectively, the "Shares"), all in accordance with the terms of the Contract.

     In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and in reliance thereon, it is our opinion that the Shares described in the above-referenced Registration Statement, when issued pursuant to the terms of the Contract, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus to be delivered thereunder. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                  Sincerely,

                                  DURHAM, EVANS, JONES & PINEGAR, P.C.


                                  /s/ DURHAM, EVANS, JONES & PINEGAR